                                                                                    Exhibit 99.1

Contact:
Tom Konatich
SIGA Technologies, Inc.
Chief Financial Officer & Acting CEO
(212) 672-9100

SIGA APPOINTS DR. ERIC A. ROSE CHAIRMAN OF THE BOARD, WILL BECOME
CEO ON MARCH 1, 2007

New York, January 31, 2007-- SIGA Technologies, Inc. (NASDAQ: SIGA) announced today that Eric A. Rose, M.D. was elected Chairman of the Company’s Board of Directors at a meeting of the Board on January 25, 2007. On March 1, 2007, Dr. Rose will be taking leave from Columbia University and will become the Chief Executive Officer of SIGA. Dr. Rose has been a member of SIGA’s Board since April 2001. He had also previously served as Interim CEO from April 19, 2001 through June 22, 2001. Dr. Rose succeeds Donald G. Drapkin as Chairman of the Board. Mr. Drapkin will continue to serve the Company as a Board member. Dr. Rose is currently Chairman of the Department of Surgery and Surgeon-in-Chief of the Columbia Presbyterian Center of New York Presbyterian Hospital, a position he has held since August 1994. Dr. Rose is a past President of the International Society for Heart and Lung Transplantation. Dr. Rose is also Morris & Rose Millstein Professor of Surgery at Columbia University's College of Physicians and Surgeons' Department of Surgery. Dr. Rose also serves as a Director of Nephros, Inc., PharmaCore, Inc., TransTech Pharma, Inc. and Keryx Biopharmaceuticals, Inc. Dr. Rose is a graduate of both Columbia College and the Columbia University College of Physicians & Surgeons. In addition to his new roles at SIGA, Dr. Rose will become Executive Vice President - Life Sciences at MacAndrews & Forbes Holdings Inc., a SIGA shareholder.

Former Chairman, Donald G. Drapkin, said, “Dr. Rose has agreed to become CEO of SIGA at an important time for our Company. As a director Eric made major contributions to the success of the Company’s smallpox anti-viral, SIGA-246, and now, as CEO, we believe that he will be instrumental in the regulatory approval and eventual commercialization of the drug.”

Dr. Rose said, “I’m excited by the great potential of our smallpox anti-viral SIGA-246. We are confident that SIGA-246 will become a major contributor in the battle against potential biological terrorism. I look forward to working with our Chief Scientific Officer, Dr. Dennis Hruby, and his team in completing the development and approval of SIGA-246 and moving forward the development of our other product candidates.”

In recent months, the Company has announced steady progress in both clinical development and receipt of government commitments to further fund the development of SIGA-246. In the clinic, the drug successfully completed its initial human safety trial. In a primate trial, the drug demonstrated complete prevention of smallpox disease. In two additional primate trials, SIGA-246 afforded complete protection against the monkeypox virus, a closely related disease that is even more virulent in that species. SIGA has also announced the receipt of over $20 million in additional grants from the National Institutes of Health to fund future SIGA-246 activities and advances in other drug programs.

About SIGA Technologies, Inc.

SIGA Technologies is applying viral and bacterial genomics and sophisticated computational modeling in the design and development of novel products for the prevention and treatment of serious infectious diseases, with an emphasis on products for biological warfare defense. SIGA believes that it is a leader in the development of pharmaceutical agents and vaccines to fight potential biowarfare pathogens. In addition to smallpox, SIGA has antiviral programs targeting other Category A pathogens, including arenaviruses (Lassa fever, Junin, Machupo, Guanarito, Sabia, and lymphocytic choriomeningitis), dengue virus, and the filoviruses (Ebola and Marburg). SIGA's product development programs also emphasize the increasingly serious problem of drug resistant bacteria.

For more information about SIGA, please visit SIGA's Web site at www.siga.com.

Forward-looking Statements

This Press Release contains or implies certain "forward-looking statements'' within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including statements regarding the efficacy of potential products, the timelines for bringing such products to market and the availability of funding sources for continued development of such products. Forward-looking statements are based on management's estimates, assumptions and projections, and are subject to uncertainties, many of which are beyond the control of SIGA. Actual results may differ materially from those anticipated in any forward-looking statement. Factors that may cause such differences include the risks that (a) potential products that appear promising to SIGA or its collaborators cannot be shown to be efficacious or safe in subsequent pre-clinical or clinical trials, (b) SIGA or its collaborators will not obtain appropriate or necessary governmental approvals to market these or other potential products, (c) SIGA may not be able to obtain anticipated funding for its development projects or other needed funding, (d) SIGA may not be able to secure funding from anticipated government contracts and grants, (e) SIGA may not be able to secure or enforce adequate legal protection, including patent protection for its products and (f) regulatory approval for SIGA’s products may require further or additional testing that will delay or prevent approval. More detailed information about SIGA and risk factors that may affect the realization of forward-looking statements, including the forward-looking statements in this Press Release, is set forth in SIGA's filings with the Securities and Exchange Commission, including SIGA's Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and in other documents that SIGA has filed with the Commission. SIGA urges investors and security holders to read those documents free of charge at the Commission's Web site at http://www.sec.gov. Interested parties may also obtain those documents free of charge from SIGA. Forward-looking statements speak only as to the date they are made, and, except for any obligation under the U.S. federal securities laws, SIGA undertakes no obligation to publicly update any forward-looking statement as a result of new information, future events or otherwise.

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